EXHIBIT 10.46

This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933.

2002 PERFORMANCE INCENTIVE PLAN

1.	Scope of Plan

The 2002 Performance Incentive Plan (“Project Peach”) is offered to all employees of ACT Teleconferencing, Inc. and its affiliates (“ACT”). It is designed firstly to reduce demands on our cash. Although we believe that ACT is on an upswing, it will take awhile for the new volumes that we expect to achieve to begin to flow in. In the meantime, we urgently need to improve our cost management.

2.	Elements of Plan

2.1 Salary Reduction; Stock Grant. In exchange for a voluntary, irrevocable compensation reduction in an amount to be chosen by each participating employee (choice is from 4% to 20%) effective October 1, 2002 for a 15-month period, we will issue shares of ACT common stock, valued at $1.41 per share (the closing market price of our common stock on September 30, 2002), in an amount equal to 30% of the total dollar amount of the employee’s elected salary reduction. This stock will be issued in equal amounts at the end of each of the five quarters through December 31, 2003, though the Board (or the Compensation Committee thereof) may cause ACT to issue all stock not yet issued hereunder on any date prior to December 31, 2003, in the sole discretion of the Board or the Compensation Committee. In accordance with U.S. GAAP, we will recognize an expense for the stock compensation over the 15-month period of each participant’s salary reduction.

2.2 Stock Options. In addition, for each share of common stock to which a participant is entitled under the calculation stated above, ACT will also grant such participant one stock option under our Stock Option Plan of 2000, as amended (the “Option Plan”), each of which will be immediately vested. The exercise price of the options will be $1.41.

2.3 Cash Bonus. Participants will be entitled to receive a lump-sum cash bonus (the “Project Peach Bonus”) in an amount to be determined based on ACT’s cumulative EBITDA (calculated as described below) for the 15 months from October 1, 2002 to December 31, 2003. The amount of the Project Peach Bonus will be calculated as follows:

	Amount of EBITDA 10/1/02 to 12/31/01	Project Peach Bonus
I.	Less than $4 million	None

II.	$4,000,000 to $4,999,999	A total cash bonus pool of $100,000 will be established, to be shared equally by all participants.

III.	$5,000,000 to $5,999,999	A total cash bonus pool of $200,000 will be established, to be shared equally by all participants.

IV.	$6,000,000

Each participant will receive a bonus equal to 100% of the amount of the participant’s total salary reduction, in dollars, over the 15 months from October 1, 2002 to December 31, 2003 (the “Salary Reduction”), adjusted as described below.

V.	$8,000,000	Each participant will receive a bonus equal to double the participant’s Salary Reduction, adjusted as described below.

VI.	$9,000,000	Each participant will receive a bonus equal to triple the participant’s Salary Reduction, adjusted as described below.

VII.	$10,000,000 or higher	Each participant will receive a bonus equal to quadruple the participant’s Salary Reduction.

The bonus amounts determined in IV. through VI. above will be adjusted upwards, on a proportionate basis, to reflect EBITDA achievement in excess of the base line for each such bonus level. The bonus amounts determined in IV. through VII. above will include the value of the stock received by each participant in accordance with Section 2.1, at a fixed valuation of $1.41/share.

The following is an example for an individual earning US$40,000 per annum (all amounts in US Dollars):

Elected Salary Reduction Percentage %	Monthly Salary Reduction	30% Stock Value*	Audited Ebitda Company Achievement**	Bonus Principle	Total Cash Bonus Payment***
6%	$200	$900	$4,000,000	None	—
6%	$200	$900	$5,000,000	$200K Pool	$200K/# of participants
6%	$200	$900	$6,000,000	100%	$ 2,100
6%	$200	$900	$6,500,000	100% (adjusted)	$ 2,850
6%	$200	$900	$7,000,000	100% (adjusted)	$ 3,600
6%	$200	$900	$7,500,000	100% (adjusted)	$ 4,350
6%	$200	$900	$8,000,000	Double	$ 5,100
				Double
6%	$200	$900	$8,500,000	(adjusted)	$ 6,600
6%	$200	$900	$9,000,000	Triple	$ 8,100
6%	$200	$900	$10,000,000	Quadruple	$11,100

*	Equates to 638 shares of ACT common stock.
**	Defined as: GAAP operating income plus depreciation and amortization for the 15 months to 12/31/03.
***	At EBITDA of $6,000,000 or more, adjusted to include the value of stock granted under the plan.

3.	Detailed Rules

3.1 Preservation of Non-salary Compensation. All other bonus and commission structures remain in place and untouched.

3.2 Calculation of EBITDA. The final Project Peach Bonuses will be based on ACT’s audited EBITDA (defined as: operating income plus depreciation and amortization) for the 15 months ending December 31, 2003, as adjusted in the sole discretion of the Board to exclude the effect of any acquisition we make that results in an increase in our total assets of 20% or more over our total assets immediately prior to any such acquisition. Calculation of EBITDA will include the accounting charge for Project Peach. In other words, we must reach those numbers after having provided for the Project Peach Bonuses, the expense related to the stock component of Project Peach, and all other costs arising from implementation of Project Peach. Under SEC rules, we must complete our audit and file audited financial statements no later than March 30, 2004, so we expect the final Project Peach Bonuses to be calculable on or around that date.

EBITDA is not a measure of financial performance under U.S. GAAP and should not be considered a substitute for other financial measures of performance. It is being used in Project Peach only as a subjective measurement by ACT to determine bonus awards to be made hereunder. The definition of EBITDA used in Project Peach may differ from definitions used by other companies, and thus may not be a comparable to similarly titled measures of other companies.

3. 3 Payment Date. We will pay the Project Peach Bonuses no later than April 30, 2004.

3.4 Election to Receive Bonus in Stock. Participants may choose to receive shares of our common stock in lieu of cash for their Project Peach Bonus. The value of any such award will be determined by the market price of our common stock on the date the Project Peach Bonus is to be paid, and will be expensed according to accounting rules.

3.5 Treatment of Departing Employees. Participants must be employed by ACT at December 31, 2003 to earn the Project Peach Bonus as described above. Any participant who resigns or is terminated by ACT will keep the stock options they received as part of Project Peach, together with any stock received prior to such resignation or termination, but will only receive a pro-rata portion of the Project Peach Bonus based on the time such participant served from October 1, 2002 to December 31, 2003, and will not receive any additional shares of common stock as part of Project Peach. Any participant whose employment is terminated by ACT as part of a Staff Reduction (as defined in the sole good faith determination of the Board, or the Compensation Committee thereof) will keep the stock options they received as part of Project Peach and will receive a pro-rata portion of the Project Peach Bonus, calculated on time served as noted above, and will keep all of the stock to be granted under Section 2.1, which will be issued immediately upon such termination. Notwithstanding anything in this Section 3.5 to the contrary, all payments of the Project Peach Bonus will be made simultaneously, based on the time frames stated in Section 3.2 and 3.3.

3.6 Board Discretion to Increase Individual Awards. Entirely at its option, the Board may further enhance the Project Peach Bonus, stock grant or stock option if it elects to do so and if performance is outstanding by individual participants, in amounts per participant not to exceed the lesser of $50,000 or 50,000 shares of common stock per quarter. High-performers identified by senior management may qualify for such increased bonuses, which will remain subject to Board approval and must be directly attributable/traceable to performance improvements.

3.7 No Guarantee of Employment or Salary Restoration. Participation in Project Peach is no guarantee of long-term employment with ACT, and all employees remain employees at-will unless otherwise stated in a written employment agreement between the employee and ACT. ACT will review general salary levels at January 2004, prior to which no cost of living adjustments or other increases in salary will be given, with limited exceptions made in ACT’s sole discretion. If ACT determines in its sole discretion that the company’s financial performance and status warrant restoration of salaries to levels existing prior to Project Peach, salaries will be adjusted on an individual basis. ACT intends to get back to better salary levels, but must base any salary restoration on individual and company performance. If we are successful and if employees are pleased with Project Peach, the Board may elect to enact a similar plan, to operate with effect from January 1, 2004 onwards.

3.8 Deadline for Enrollment. Preliminary enrollment deadline was October 1, 2002, and participants must return executed originals of the Employee Detail Form and Stock Option Agreement (together, the “Peach Documentation”) by December 20, 2002 to finalize their participation. ACT may extend enrollment on a monthly or quarterly basis, in its sole discretion.

3.9 Participation Not Revocable. Participants may not amend or revoke their participation in Project Peach in any respect, including but not limited to the amount of salary deduction that such participant has elected, subsequent to their return of the Peach Documentation.

3.10 Tax Matters. All bonuses and compensation under Project Peach will be taxable, and will generally be taxed according to the laws of a participant’s country of residence. The following is a summary of the expected United States federal income tax considerations with respect to participation in Project Peach by U.S. citizens or residents. We advise employees to consult their own tax advisors prior to their final election to participate in Project Peach concerning the overall tax consequences of their participation therein.

(a) Stock Matters. Under Section 83(a) of the Internal Revenue Code of 1986, as amended (the “Code”), each participant in Project Peach will recognize ordinary income equal to the fair market value of the shares of ACT common stock received on the date the stock is issued hereunder. Each participant will have a basis in each share of common stock equal to the fair market value thereof on the date the stock was issued.

(b) Option Matters. Options granted as part of Project Peach will be non-qualified options under the Code and the Option Plan. Participants will not recognize any taxable income upon grant of the option, but will recognize ordinary income upon exercise of the option in an amount equal to the excess of the fair market value of the common stock on the date of exercise over the exercise price of the option. Sale of the underlying common stock will be taxable in accordance with the Code provisions and regulations relating to taxation of capital gains. Delivery of common stock upon exercise of any non-statutory stock option granted under this Plan is subject to any required withholding taxes.

(c) Project Peach Bonus Matters. The Project Peach Bonus will be included in each participant’s taxable income for the tax year in which it is received.

3.11 Resale Restrictions. Executive officers of ACT or employees who are beneficial holders of more than 5% of our outstanding common stock may be considered to be affiliates of ACT under the federal securities laws. Resales of stock received by any such individuals under Project Peach are restricted by the provisions of Rule 144(c), (e), (f), and (h) under the Securities Act of 1933. These restrictions generally require that in order for affiliates of ours to properly resell our stock, we file the reports with the SEC that are required by the Securities Exchange Act of 1934, and that affiliates sell only a limited amount of our common stock within a three month period, sell our stock only in certain market transactions, and report any sales of our stock in excess of certain deminimis amounts to the SEC. Failure by any affiliate of ours to comply with the requirements of Rule 144 in selling our stock may subject such affiliate and ACT to liability under the federal securities laws. Persons who may be ACT affiliates should consult with ACT’s Chief Executive Officer or Chief Financial Officer prior to undertaking any resales of ACT’s common stock.

3.12 Availability of Information. The following documents are incorporated herein by reference:

•	Our annual report on Form 10-K/A, filed April 25, 2002, which contains audited financial statements for our fiscal year ended December 31, 2001, the latest fiscal year for which such statements have been filed.

•	All our other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) since the end of the fiscal year ended December 31, 2001.

•	The description of our common stock set forth in our registration statement on Form 8-A, filed with the SEC on March 28, 1994.

•	The description of the rights to purchase our Series B Junior Participating Preferred stock set forth in our registration statement on Form 8-A, filed with the SEC on December 7, 1999.

Any statement contained in any of these documents shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference modifies or supersedes the statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Copies of all of the documents listed above are available free of charge on the SEC’s web site at www.sec.gov, or by written or oral request to ACT at the address and telephone number listed below.